Exhibit 99.1

NEWS RELEASE

Nabors Announces FY 2017 and Fourth Quarter Results

•                  Q4 operating revenue increased sequentially by 7% to $708 million

•                  Q4 adjusted EBITDA increased 14% sequentially to $163 million

•                  Q4 net debt reduction of $76 million versus 3Q

•                  SANAD (Saudi Aramco JV) commenced operations December 1, 2017

•                  Tesco acquisition closed December 15, 2017

HAMILTON, Bermuda, February 27, 2018 /PRNewswire/ — Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported full-year 2017 operating revenue of $2.6 billion, compared to operating revenue of $2.2 billion in the prior year.  Net income from continuing operations attributable to Nabors for the year was a loss of $503 million, or $1.75 per share, compared to a loss of $1.0 billion, or $3.58 per share, in FY 2016.

Operating revenue for the fourth quarter increased by 7% or $46.2 million to $708 million, reflecting growth in all of our segments.  Net income from continuing operations attributable to Nabors for the fourth quarter was a loss of $116 million, or $0.40 per diluted share.  The quarter results were also adversely affected by $16.5 million or $0.06 per diluted share in post-tax costs related to the Tesco acquisition and the startup of the Saudi Aramco joint venture.  These results compare to a loss of $121 million, or $0.42 per share, in the preceding quarter.

Anthony Petrello, Nabors’ Chairman, CEO and President, commented, “2017 demonstrated sustained sequential improvement throughout the year in our operating results.  More importantly, we had a number of achievements during 2017 that bolster our plans to restore healthy returns on capital and reduce leverage over the next three years. Among these were the commencement of our SANAD joint venture with Saudi Aramco, the closing of the Tesco acquisition, substantial completion of our U.S. Lower 48 rig upgrade program, the rollout of our new PACE® M-800 & M-1000 rigs and the achievement of our initial financial milestone for our Nabors Drilling Solutions (NDS) operations, as per our 2020 vision.”

Consolidated and Segment Results

Adjusted operating income for the Company was a loss of $52 million for the quarter, as compared to a loss of $74 million in the prior quarter. The improvement was principally a result of higher average daily rig margins in the U.S. Drilling segment on a stable rig count.  We also experienced significantly better performance in Canrig, NDS and Canada, partially offset by lower results in the Company’s international operations.

The U.S. Drilling segment posted a 24% increase in adjusted EBITDA, at $54 million.  This reflected a $1,147 increase in daily average margins despite a one rig drop for the quarter to 106.3 average rigs working.  Today this segment has 114 rigs working with increasing margins, leading to an expectation of further improvement over the coming quarters.  Within this segment, U.S. Lower 48 dayrates for higher specification rigs have improved materially since the third quarter.  These increases resulted in average daily margins of approximately $5,000 in the fourth quarter.  The prospective contribution of the M-400 offshore platform rig in the Gulf of Mexico should further benefit this segment’s results incrementally in both the first and second quarters of 2018.

International adjusted EBITDA for the quarter was $129 million, as compared to $137 million in the prior quarter. The decrease was attributable to a lower than expected rig count from delays in commencement of certain rig deployments and the return to more normal average margins compared to the third quarter.  Average daily rig margins declined by $1,020 to $17,213 per rig day in the fourth quarter.  The average number of rigs working was 90.7, one fewer than the third quarter average.   Today the international operation has 96 rigs working and expects this to increase as the year progresses.

In Canada, adjusted EBITDA improved sequentially to $4.3 million from $2.6 million in the third quarter.  This was attributable to a 33% increase in average daily margins to $4,650, as the seasonal increase in winter rig content materialized. The quarterly average of 14 rigs working matched the third quarter average.  Today the rig count is 23 with the winter drilling season underway, leading to an expectation of sequential margin and activity improvements in the first quarter.

Beginning with the current quarter, the Company has modified the reporting for its Rig Services segment to break out Nabors Drilling Solutions and Canrig into separate reporting segments: Drilling Solutions and Rig Technologies.  The Drilling Solutions segment will be comprised of various drilling services including, performance drilling software, well bore placement, managed pressure drilling and tubular running services.  For the quarter, Drilling Solutions posted adjusted EBITDA of $12.6 million compared to $9.8 million in the third quarter and $2.3 million in the fourth quarter of 2016.  The 2018 expectations for this segment is to double this quarterly adjusted EBITDA run rate by the end of 2018.

The Rig Technologies segment is now primarily composed of Canrig which manufactures drilling equipment, automated systems and downhole tools.  Also included in this segment are two other product development operations that do not currently generate revenue, the rotary steerable tool and the recently acquired rig floor robotic systems entities.  For the quarter, Rig Technologies adjusted EBITDA was a loss of $4.3 million, compared to a loss of $7.9 million in the third quarter.  The improvement was attributable to a large increase in shipments of rig equipment, some of which had been deferred from the third quarter, following the oil price drop in mid-2017.  Higher shipments were partially offset by the full quarter impact of development expenses in the recently acquired robotics business.  The robotics and rotary steerable operations are still in the product development stages but are expected to see improving results in 2018 as they enter the commercialization phase of their principal products.

Tesco operations have been integrated successfully with progress on synergies proceeding as previously communicated. The Company will report Tesco results within two of its segments. The tubular services operations along with the related accessory sales, as well as drilling performance software, will be reported within Drilling Solutions.  The rig components operations along with other related products have been integrated into Canrig and therefore will be part of Rig Technologies’ results.

William Restrepo, Nabors’ Chief Financial Officer, commented, “We are pleased with our fourth quarter results and the progress made to date on our strategic initiatives.  Our adjusted EBITDA continued to increase driven mainly by higher pricing in the U.S.  The improved financial results together with our continued capex discipline allowed us to deliver essentially breakeven cash flow, even before the impact of net cash inflows from our strategic transactions.

“We expect our U.S. Lower 48 daily margins to improve by approximately $1,000 in the first quarter, as we add several more rigs to our working fleet.  Our International segment will benefit from incremental rigs; however, margins will diminish in the near term as a result of mix and rate adjustments on numerous multi-year contract extensions.  During the second half of 2018, we expect daily margins in this segment should revert to their long-term levels as our rig count increases and we benefit from additional high margin work.

“We will remain focused on cash flow generation and capex discipline. As our margins in the US continue to expand, our global rig count increases, and Drilling Solutions delivers incremental cash flow, we are targeting a slight reduction in net debt during 2018 followed by material increases in cash flow generation during 2019 and beyond.”

Mr. Petrello concluded, “I am increasingly encouraged by the progression of our results over the last four quarters.  This steady improvement and the increasingly favorable outlook across the majority of our markets bolsters my confidence in the validity of our performance, automation and services integration strategy.  The end result of which, as stated in our 2020 Vision, is to effect a large reduction in our financial leverage and restore attractive returns on capital. We anticipate significant progress throughout 2018 in U.S. Drilling and Drilling Solutions bolstered by more modest improvement in our International, Canada and Rig Technologies segments.

“While most of this improvement will come from increasing rig activity, lower costs and higher pricing, particularly in North America, we expect to see increasing contribution from our drilling performance offerings and expect to have a number of our automation initiatives commercialized by year-end 2018, further bolstering the outlook for 2019.”

About Nabors

Nabors Industries (NYSE: NBR) owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues.  Adjusted operating income (loss) is computed similarly, but also subtracts depreciation and amortization expenses from operating revenues. Net debt is computed by subtracting the sum of cash and short-term investments from total debt.  Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make.  However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), and net debt, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  A reconciliation of adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes and net debt to total debt, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or Nick Swyka, Director of Corporate Development & Investor Relations, +1 281-775-2407.   To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2017	2016	2017	2017	2016

Revenues and other income:
Operating revenues	$708,277	$538,948	$662,103	$2,564,285	$2,227,839
Earnings (losses) from unconsolidated affiliates	1	4	4	7	(221,914)
Investment income (loss)	986	260	373	1,194	1,183
Total revenues and other income	709,264	539,212	662,480	2,565,486	2,007,108

Costs and other deductions:
Direct costs	471,641	331,560	441,263	1,718,069	1,344,298
General and administrative expenses	59,070	52,603	65,010	251,184	227,639
Research and engineering	15,009	8,764	12,960	51,069	33,582
Depreciation and amortization	214,106	216,187	217,075	842,943	871,631
Interest expense	57,076	47,557	54,607	222,889	185,360
Impairments and other charges	23,416	257,671	3,247	44,536	498,499
Other, net	6,827	17,599	2,312	14,880	44,174
Total costs and other deductions	847,145	931,941	796,474	3,145,570	3,205,183

Income (loss) from continuing operations before income taxes	(137,881)	(392,729)	(133,994)	(580,084)	(1,198,075)

Income tax expense (benefit)	(23,156)	(62,533)	(14,709)	(82,970)	(186,831)

Income (loss) from continuing operations, net of tax	(114,725)	(330,196)	(119,285)	(497,114)	(1,011,244)
Income (loss) from discontinued operations, net of tax	(442)	(4,266)	(27,134)	(43,519)	(18,363)

Net income (loss)	(115,167)	(334,462)	(146,419)	(540,633)	(1,029,607)

Less: Net (income) loss attributable to noncontrolling interest	(1,177)	(1,125)	(2,113)	(6,178)	(135)
Net income (loss) attributable to Nabors	$(116,344)	$(335,587)	$(148,532)	$(546,811)	$(1,029,742)

Amounts attributable to Nabors:
Net income (loss) from continuing operations	$(115,902)	$(331,321)	$(121,398)	$(503,292)	$(1,011,379)
Net income (loss) from discontinued operations	(442)	(4,266)	(27,134)	(43,519)	(18,363)
Net income (loss) attributable to Nabors	$(116,344)	$(335,587)	$(148,532)	$(546,811)	$(1,029,742)

Earnings (losses) per share:
Basic from continuing operations	$(0.40)	$(1.17)	$(0.42)	$(1.75)	$(3.58)
Basic from discontinued operations	—	(0.01)	(0.10)	(0.15)	(0.06)
Total Basic	$(0.40)	$(1.18)	$(0.52)	$(1.90)	$(3.64)

Diluted from continuing operations	$(0.40)	$(1.17)	$(0.42)	$(1.75)	$(3.58)
Diluted from discontinued operations	—	(0.01)	(0.10)	(0.15)	(0.06)
Total Diluted	$(0.40)	$(1.18)	$(0.52)	$(1.90)	$(3.64)

Weighted-average number of common shares outstanding:
Basic	286,603	276,793	279,313	280,653	276,475
Diluted	286,603	276,793	279,313	280,653	276,475

Adjusted EBITDA	$162,557	$146,021	$142,870	$543,963	$622,320

Adjusted operating income (loss)	$(51,549)	$(70,166)	$(74,205)	$(298,980)	$(249,311)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	December 31,
(In thousands)	2017	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$365,366	$220,326	$295,202
Accounts receivable, net	698,477	621,640	508,355
Assets held for sale	37,052	37,275	76,668
Other current assets	346,441	295,680	275,614
Total current assets	1,447,336	1,174,921	1,155,839
Property, plant and equipment, net	6,109,565	6,051,606	6,267,583
Goodwill	173,226	173,321	166,917
Other long-term assets	671,857	688,737	596,676
Total assets	$8,401,984	$8,088,585	$8,187,015

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$181	$196	$297
Other current liabilities	919,295	830,478	821,637
Total current liabilities	919,476	830,674	821,934
Long-term debt	4,027,766	3,958,615	3,578,335
Other long-term liabilities	311,971	372,075	531,951
Total liabilities	5,259,213	5,161,364	4,932,220

Redeemable noncontrolling interest in subsidiary	203,998	—	—

Equity:
Shareholders’ equity	2,911,816	2,901,405	3,247,025
Noncontrolling interest	26,957	25,816	7,770
Total equity	2,938,773	2,927,221	3,254,795
Total liabilities and equity	$8,401,984	$8,088,585	$8,187,015

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2017	2016	2017	2017	2016

Operating revenues:
Drilling & Rig Technologies:
U.S.	$233,198	$148,959	$222,747	$805,223	$554,072
Canada	19,927	16,917	18,073	82,929	51,472
International	381,393	343,259	374,106	1,474,060	1,508,890
Drilling Solutions	44,001	17,567	37,506	140,701	63,759
Rig Technologies (1)	79,249	46,092	50,032	234,542	151,951
Subtotal Drilling & Rig Technologies	757,768	572,794	702,464	2,737,455	2,330,144

Other reconciling items (2)	(49,491)	(33,846)	(40,361)	(173,170)	(102,305)
Total operating revenues	$708,277	$538,948	$662,103	$2,564,285	$2,227,839

Adjusted EBITDA: (3)
Drilling & Rig Technologies:
U.S.	$53,618	$49,245	$43,256	$161,294	$190,657
Canada	4,253	2,647	2,570	17,335	5,325
International	128,902	128,289	136,839	509,181	576,049
Drilling Solutions	12,596	2,265	9,761	32,926	2,095
Rig Technologies (1)	(4,292)	(1,351)	(7,938)	(19,434)	(17,429)
Subtotal Drilling & Rig Technologies	195,077	181,095	184,488	701,302	756,697

Other reconciling items (4)	(32,520)	(35,074)	(41,618)	(157,339)	(134,377)
Total adjusted EBITDA	$162,557	$146,021	$142,870	$543,963	$622,320

Adjusted operating income (loss): (5)
Drilling & Rig Technologies:
U.S.	$(41,080)	$(42,947)	$(53,536)	$(213,877)	$(197,710)
Canada	(5,743)	(8,553)	(7,494)	(22,262)	(36,818)
International	27,964	20,351	32,316	108,428	164,677
Drilling Solutions	8,080	(2,463)	5,864	16,738	(16,503)
Rig Technologies (1)	(7,258)	(2,783)	(10,535)	(30,964)	(31,981)
Subtotal Drilling & Rig Technologies	(18,037)	(36,395)	(33,385)	(141,937)	(118,335)

Other reconciling items (4)	(33,512)	(33,771)	(40,820)	(157,043)	(130,976)
Total adjusted operating income (loss)	$(51,549)	$(70,166)	$(74,205)	$(298,980)	$(249,311)

Rig activity:
Average Rigs Working: (6)
U.S.	106.3	72.1	107.2	100.8	62.0
Canada	13.8	13.3	13.5	15.4	9.7
International	90.7	91.9	91.3	91.1	100.2
Total average rigs working	210.8	177.3	212.0	207.3	171.9

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(1)                     Includes our oilfield equipment manufacturing, automated systems and downhole tools.

(2)                     Represents the elimination of inter-segment transactions.

(3)                     Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(4)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)                     Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)                     Represents a measure of the average number of rigs operating during a given period.  For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter.  On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2017	2016	2017	2017	2016

Adjusted EBITDA	$162,557	$146,021	$142,870	$543,963	$622,320
Depreciation and amortization	(214,106)	(216,187)	(217,075)	(842,943)	(871,631)
Adjusted operating income (loss)	(51,549)	(70,166)	(74,205)	(298,980)	(249,311)

Earnings (losses) from unconsolidated affiliates	1	4	4	7	(221,914)
Investment income (loss)	986	260	373	1,194	1,183
Interest expense	(57,076)	(47,557)	(54,607)	(222,889)	(185,360)
Impairments and other charges	(23,416)	(257,671)	(3,247)	(44,536)	(498,499)
Other, net	(6,827)	(17,599)	(2,312)	(14,880)	(44,174)
Income (loss) from continuing operations before income taxes	$(137,881)	$(392,729)	$(133,994)	$(580,084)	$(1,198,075)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	December 31,	September 30,	December 31,
(In thousands)	2017	2017	2016
	(Unaudited)
Current portion of debt	$181	$196	$297
Long-term debt	4,027,766	3,958,615	3,578,335
Total Debt	4,027,947	3,958,811	3,578,632
Less: Cash and short-term investments	365,366	220,326	295,202
Net Debt	$3,662,581	$3,738,485	$3,283,430

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